Exhibit 3.23
Company No.

458945    M
THE COMPANIES ACT, 1965
-7 MAR 2005

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES SDN BHD
1.	The name of the Company is Smart Modular Technologies Sdn Bhd.

2.	The registered office of the Company will be situated in Malaysia.

3.	The objects for which the Company is established are :
(1)	To carry on the business of suppliers and manufacturers of smart cards, high density memory cards, flat panel displays, identification devices, multi-layer printed circuit boards and other electronic end products of any design and module associated with the semiconductor industry.

(2)	To carry on the business of subcontractors in the semiconductor industry and to design and produce advanced bonding, encapsulation and interconnection methods of all kinds and description under the concept of extra high density integration.

(3)	To carry on the business of consultants and designers of high density assembly services in the field of product development, production technologies and production lines.

(4)	To purchase, buy, sell, manufacture and otherwise deal in apparatus, plant, machinery, products and things of all kinds capable being used for the purposes of the abovementioned business.

(5)	To develop and turn to account any land acquired by or in which the Company is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, furnishing, fitting up and improving building, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement, and by advancing money to and entering into contract and arrangements of all kinds with builders, tenants and others.

Company No.
458945      M
(6)	To purchase or otherwise acquire for investment lands, houses, theatres, buildings, plantations and immovable property of any description or any interest therein.

(7)	To purchase, establish and carry on business as general merchants, manufacturers, importers, exporters, commission agents, del credere agents, removers, packers, stores, storekeepers, factors and manufacturers of and dealers in foreign and local produce, manufactured goods, materials and general merchandise and to import, buy, prepare, manufacture, render marketable, sell barter, exchange, pledge, charge, make advances on and otherwise deal in or turn to account, produce goods, materials and merchandise generally either in their prepared, manufactured or raw state and to undertake, carry on and execute all kinds of financial commercial trading and other manufacturing operations and all business whether wholesale or retail usually carried on by Eastern merchants.

(8)	To buy, sell, manufacture, repair, alter, improve, exchange, let out on hire, import, export and deal in all works, plant, machinery, tools, utensils, appliances, apparatus, products, materials, substances, articles and things capable of being used in any business which this company is competent to carry on or required by any customers of or persons having dealings with the company or commonly dealt in by persons engaged in any such business or which may seem capable of being profitably dealt with in connection therewith and to manufacture, experiment with, render marketable and deal in all products of residual and by products incidental to or obtained in any of the businesses carried on by the company.

(9)	To purchase or otherwise acquire and hold and charter ships and vessels of all kinds.

(10)	To purchase take on lease or in exchange hire or otherwise acquire any real or personal property licences rights or privileges which the company may think necessary or convenient for the purposes of its business and to construct, maintain and alter any buildings or works necessary or convenient for the purposes of the company.

(11)	To purchase or otherwise acquire, issue, re-issue, sell, place, and deal in shares, stocks, bonds, debentures and securities of all kinds.

(12)	To alter, construct, equip, operate, and own buildings and erections, mills, offices, vehicles and any other property of all and every description and type and for all purposes.

Company No.
458945      M
(13)	To carry on business as exporters, importers, cultivators, winners, sawmillers, and manufacturers of and dealers and traders in every description of timber, wood and cane, raw manufactured or partly manufactured goods and articles of any description made entirely or partly of wood, timber, cane or any combination thereof, products and by-products of any description obtained from wood, timber, cane or other forest or plant matter or thing of any whatsoever description, or resulting from the handling, manufacture, or processing of wood, timber, cane, or other forest produce, plant matter or thing including coal, charcoal, paper plastics and other synthetic materials.

(14)	To carry on the business of manufacturers of and dealers in paper of all kinds, and articles made from paper or pulp, and materials used in the manufacture or treatment of paper, including cardboards, railway and other tickets, mill boards and wall and ceiling papers and to carry on the business of stationers, lithographers and publishers.

(15)	To carry on any whatsoever form of business, trade or undertaking whether as principals, agents, sub-agents or consignee, and to deal in any form of produce, matter or thing.

(16)	To manage, operate and maintain fuel, oil and petrol pumps, stations and retail and wholesale agencies, and garages, service stations, workshops and repair shops.

(17)	To obtain, procure, purchase, take on lease or sublease, exchange or otherwise acquire in any part of the world any concessions, grants, claims, licences, leases, options, rights or privileges for any mining objects or purposes or any mines, mining rights or concessions or any metalliferous lands, gravels or rivers, or any lands of whatsoever tenure or title containing or supposed to contain tin, precious stones, gold, silver, lead, wolfram, copper, iron, oil, coal, or other valuable products and to explore, work exercise, develop or otherwise turn to account, deal with or dispose of any such concessions, grants, claims, licences, leases, mines, lands, options, rights or privileges and produce thereof.

(18)	To search for, win, get, work, raise, smelt, calcine, refine, dress, amalgamate, quarry, reduce, wash, crush and prepare for market, manipulate and make merchantable, buy, sell and deal in tin, iron and other metals, minerals and other mineral substances, precious stones and any other produce of any mines or properties, vegetable and other produce and material and substances or all kinds, and generally to carry on any metallurgical operations which may seem conducive to any of the Company’s objects.

Company No.
458945       M
(19)	To construct, maintain, improve, develop, work, control, operate and manage any waterworks, garages, and petrol, oil, fuel and service stations, gasworks, reservoirs, roads, tramways, electric power, heat and light supply works, telephone works, motels, guest houses, rest houses, clubs, restaurants, baths, places of worship, places of amusement, pleasure grounds, parks, gardens, reading rooms, stores, shops, dairies, and other works and conveniences which the Company may think directly or indirectly conducive to these objects, and to contribute or otherwise assist or take part in construction, maintenance, development, working, control and management thereof.

(20)	To carry on business as tourist and travel agents and contractors, and to facilitate tourism and travelling, and to provide for tourists, travellers, holiday-makers, and vacationers, and to promote the provision of all whatsoever amenities, conveniences and facilities including passages, tickets, through tickets, circular tickets, sleeping cars and berths, reserved places, and carriage and transport of all kinds, including the hire of any form or system of transport.

(21)	To provide hotel and lodging facilities and all other kinds of accommodation, guides, safe deposits, inquiry bureaus, libraries, baggage transport and otherwise generally to provide all whatsoever amenities requirements and services convenient, expedient and necessary for persons touring, travelling, holding, develop, promote, operate, manage, work and control holidays resorts and camps, vacation centres and to arrange, organise, and manage tours of all kinds; to arrange, organise and manage cruises, journeys, tours, travels, trips, voyages and expeditions of all kinds, and to promote organise and manage amusements, carnivals, cinemas, circuses, entertainments, exhibitions, expositions, fairs, festivals, play-ground, theatres, shows, plays, game competitions, contests, races, sports and recreation of all kinds and to provide and manage all whatsoever arenas, courts, field, gymnasiums, halls, pitches, pools, rings, rinks, stadium, tracks, and places thereof.

(22)	To carry on business as dealers and general merchants, exporters, and importers, general agents, and brokers, and to buy, sell manipulate and deal (both wholesale and retail) in commodities of all kinds which can be conveniently dealt with by the Company in connection with any of its objects and to buy, hire, manufacture, sell, deal and trade in all kinds of merchandise, produce, goods, stores and to transact any or every description of agency, commission, commercial development, manufacturing, mercantile and financial business.

Company No.

458945 M
(23)	To purchase, take on lease, hire or otherwise acquire, build, construct, erect, equip, maintain, repair, adapt, pull down, demolish, reconstruct, make and manufacture factories, buildings, offices, mills, machinery engines, plant, tools, implements, carts, vehicles, rolling-stock, live and dead stocks, stores, appliances, effects and other works, things and property of any kind.

(24)	To purchase, hire, sell, deal in, construct, equip, maintain, improve, repair, and use motor-cars, motor-lorries, motor-cycles, steam cars, steam wagons, tractors, aeroplanes, bicycles, carts, carriages, ropeways, cableways, high lead lines, cranes and all other forms of craft, machine of vehicles, animals or material either terrestrially, sub-terraneously, or aerially and all tools and parts thereof and all other things proper to be used in connection therewith.

(25)	To carry on all or any of the business of managers of shipping property, freight contractors, carriers by land, and air, barge owners, lightermen, stevedores, forwarding agents, and any other form of transport business, ice merchants, refrigerating-storekeeper, warehousemen, wharfingers and general traders.

(26)	To carry on the business of chemists, druggists, drysalters, oil and colourmen and importers, exporters and manufacturers of and dealers in all pharmaceutical, medicinal, chemical, industrial, and other preparations, articles, and compounds, cements, oils, paints, pigments and varnishes, drug, dyeware paint and colour grinders, makers of and dealers in proprietary articles of all kinds and of electrical, chemical, photographical, surgical and scientific apparatus and materials and to buy, sell, manufacture, refine, manipulate, and deal in all substances, apparatus, and things capable of being used in any such business as aforesaid or in any way in connection therewith.

(27)	To apply for purchase or otherwise acquire, use, assign, sell and generally deal in patents, patent-rights, trademarks, designs, or other exclusive or non-exclusive or limited rights or privileges and to use, develop, grant licences, and otherwise turn to account the same or any interests thereunder and at pleasure to dispose of the same in any way.

(28)	To purchase, hire or otherwise acquire any photographic and other apparatus in connection with cinematograph show, amusement parks, exhibition and all kinds of entertainment business.

Company No.
458945      M
(29)	To aid, finance, subsidise or assist any company, corporation, association, firm or individual with capital, credit, means and resources of engaging in or carrying on any business or transaction which this company is authorised to carry on or be engaged in or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company and in particular for the import, export, purchase, sales, lease, letting, dealing in, hiring and letting on hire, under hire-purchase agreements or otherwise of any motor cars or vehicles or any of other articles, goods, wares, merchandises, or things and for the acquisition of taking on leases or hiring of land, buildings, offices, or premises or the prosecution of any works, undertakings, projects or enterprises connected with any of the said businesses or capable of being taken or carried on so as directly or indirectly to benefit this Company.

(30)	To invest the capital of the Company and make advances on all description of motor vehicles and other goods, wares and merchandise whether on mortgage or bill of sale or assignment and whether subject to hire-purchase agreements or otherwise and to seize, retake, sell, dispose of or repurchase the same generally to finance the carrying on of the hire-purchase business in all its branches.

(31)	To receive money on deposit or to borrow or raise money with or without security, or to secure the payment or repayment of money or the satisfaction, observance or performance of any obligation or liability undertaken or incurred by the Company in such manner as the company thinks fit and in particular by mortgage or charge upon the undertaking or any part of the undertaking of the Company or upon all or any assets of the Company or by the creation and issue of debentures or debenture stock (perpetual or terminable) charged as aforesaid or constituting or supported by a floating charge upon present and future property including uncalled and called unpaid capital.

(32)	To lend and advance money or give credit to such person or companies and on such terms as may seem expedient, and in particular to customers, companies, corporations, firms and others having dealings with the Company, and to give guarantees or become surety and give security for any such persons or companies.

(33)	Subject to the provisions of any laws in force to buy and sell foreign currency and exchange and to accept money for remittance to all countries and accept deposit of money on loan at interest or without interest.

Company No.
458945      M
(34)	To carry on business as capitalists, financiers, concessionaires, miners and merchants and to guarantee or become liable for the payment of money or for the performance of any obligation and to undertake and carry on and execute all kinds of financial, mining, commercial, trading and other operations and to carry on any other business which may seem to be capable of being carried on in connection with any of these objects or be calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

(35)	To advance, deposit, or lend money, securities and property, to or with such persons and on such terms as may seem expedient and to discount, buy, sell bills, notes, warrants, coupons and other negotiable or transferable documents.

(36)	To transact and carry on all kinds of agency business and in particular to collect rents and debts and to negotiate loans to find investment and to issue, place shares, stocks, debenture stocks or securities.

(37)	To administer trust estate, and the estates of deceased, bankrupt or insolvent persons or the property of companies in liquidation or any other estates liquidation and to undertake the office of trustee, executor, administrator, assignee, inspector, liquidator, custodian, guardian, treasurer, or any similar office, and to perform and discharge the duties of any such office for commission, or other remuneration, or otherwise.

(38)	To appoint any persons (whether incorporated or not) to accept and hold in trust for the company and property belonging to the Company, or in which it is interested and for any other purposes and to execute and do all such deeds and things as may be requisite in relation to any such trustee or trustees.

(39)	To promote or assist in the promotion of any company for the purpose of acquiring or undertaking all or any of the property and undertaking any of the liabilities of this company, or of undertaking any business or operations which may seem directly or indirectly likely to assist or benefit this Company, or to enhance the value of any property or business of this Company, or for any other purpose which may seem directly or indirectly calculated to benefit this Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of shares, debentures or debenture stock or securities of any such company and to subsidise or otherwise assist any such Company.

Company No.
458945       M
(40)	To purchase or otherwise acquire and undertake the whole or any part of the business, goodwill, assets and liabilities of any person, firm, or company carrying on or proposing to carry on any business which the Company is authorised to carry on or engage in or possessed of property suitable for the purpose of or that may be conducive to the interest of this Company and in particular so that the consideration may be wholly or partly satisfied by the allotment of shares, debentures, debenture stock or securities of the Company.

(41)	To amalgamate, enter into partnership or any arrangement for sharing profits, union of interests, co-operation, joint-venture reciprocal concession, mutual assistance or otherwise with any person, firm or company, carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on or be engaged in or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company and to acquire in any manner whatsoever shares and securities of any such company.

(42)	To subscribe for, take, underwrite, purchase, or otherwise acquire and hold shares, debentures, debenture stock or other interest in or securities of any other company having objects altogether or in part similar to those of this Company, or carrying altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

(43)	To purchase, acquire, hold, sell shares, stocks, debentures, debenture stocks, bonds obligations and securities issued or guaranteed by any company constituted or carrying on business in any part of the world, and debentures, debenture stocks, bonds, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioners, public body of authority supreme, municipal, local or otherwise, whether at home or abroad.

(44)	To invest with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

(45)	To sell, improve, manage, develop, lease, mortgage, dispose of, exchange, turn to account or otherwise deal with all or any part of the property and rights of the Company.

(46)	To sell or dispose of all or any of the undertaking and assets of the Company for such consideration as the Company may think fit, and in particular for shares, debentures, debenture stock or securities of any company having objects altogether or in part similar to those of this Company.

Company No.
458945       M
(47)	To distribute any property of the Company whether upon a division of profits or a distribution of assets, among the members in specie or otherwise.

(48)	To enter into any arrangement with any governments or authorities, municipal, local or otherwise, that may seem conducive to the Company’s objects, or any of them, and to obtain from such governments or authority any rights, privileges and concessions which the Company may think it desirable to obtain, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

(49)	To borrow or raise money and to ensure the repayment of any money borrowed, raised or owing in such manner as the Company shall think fit, and in particular by the issue of debenture or debenture stock, perpetual or otherwise, charged upon, and by mortgage, charge, lien, debentures or debenture stock of and on the whole or any part of the Company’s property or assets (both present or any future), including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantees the performance by the Company of any obligation or liability it may undertake.

(50)	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in or debentures, debenture stock of other securities of the Company or in or about the promotion, formation, or business of the Company, or of any other company promoted wholly or in part by this Company.

(51)	To establish or aid in the establishment to contribute to and to support or guarantee funds, trusts, insurance or pension schemes and to make payment of gratuities and to make or enter into any other whatsoever arrangement calculated or likely to benefit any person or persons who are or have any time been employed by the Company or its predecessors in business and the dependants or relative of such person or persons.

(52)	To establish and or support or to aid in the establishment and or support of and to make donations or subscription to or to subsidise any whatsoever association, fund, institution, place of worship, school, society or any other body or partly having or for any objects or purposes whatsoever.

(53)	To carry on any other business whether similar to the foregoing or not which may seem to the Company capable of being conveniently carried on in connection with any of the objects of the Company or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

And it is hereby declared that the word ‘company’ in this clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Malaysia or elsewhere, and further that the objects specified in each paragraph of this clause shall be regarded as independent objects and accordingly shall, except where otherwise expressed in any paragraph, be in no wise limited or restricted by reference to, or inference from the terms of any other paragraph or the name of the Company but may be carried out in as full and ample a manner and construed just as wide a sense as if the said paragraph defined the objects of a separate distinct and independent company.

4.	The liability of the members is limited.

5.	The capital of the Company is RM100,000/- Malaysian Currency divided into 100,000 ordinary shares of RM1/- each. The shares in the original or any increased capital may be divided into several classes and there may be attached thereto respectively any preferential, deferred or other special rights privileges, conditions or restrictions as to dividends, capital, voting or otherwise.

6.	Subject always to the respective rights, terms and conditions mentioned in Clause 5 hereof the Company shall have power to increase or reduce the capital, to consolidate or sub-divide the shares into shares of larger or smaller amounts and to issue all or any part of the original or any additional capital as fully paid or partly paid shares, and with any special or preferential rights or privileges, or subject to any special designation, and also from time to time to alter, modify, commute, abrogate or deal with any such rights, privileges, terms, conditions or designations in accordance with the regulations for the time being of the Company.

Company No.
458945       M
We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers		No. of Shares
taken by each
Subscriber

YIP SOON NAM	Accountant	One (1)
39 Salween Road
Penang
IC No. : 4397430 (B)

CHEANG LAI JUANG	Accountant	One (1)
39 Salween Road
Penang
IC No. : 8109166 (B)

Total		Two (2)

Dated this : 24 February 1998
Witness to the above signatures :

YEAP HOOI KEAN Block 10-4-2 Jalan Tengah
Bayan Baru 11900 Pulau pinang
Senior Secretarial Assistant
IC No : 691028-07-5350 [A1439563(B))]